EXHIBIT 99.1

8419 Terminal Road, P.O. Box 1430, Newington, VA 22122-1430
703.550.7000 Fax 703.550.0883
www.sensytech.com

NEWS RELEASE

For Immediate Release
Sensytech, Inc. Announces Q4 and Fiscal Year 2003 Results

NEWINGTON, VA, December 18, 2003 / Business Wire / — Sensytech, Inc. (NASDAQ: STST), today announced revenues and earnings for its fourth quarter and fiscal year ended September 30, 2003.

Driven by increased order activity in all three business segments, revenues for the fourth quarter ended September 30, 2003 increased $3,726,000 or 32% to $15,507,000 compared to $11,781,000 for the prior year quarter. Revenue for the fiscal year ended September 30, 2003 increased $20,893,000 or 65% to $53,183,000, compared to $32,290,000 for the prior fiscal year.

Net income for the fourth quarter ended September 30, 2003 was $1,103,000, or $0.17 per dilutive share, an increase of 86% compared to $592,000 or $0.14 per share for the fourth quarter of the prior year. For the fiscal year ended September 30, 2003 net income increased to $4,052,000, or $0.65 per share, an increase of 85% compared to the prior year of $2,189,000, or $.52 per share on a dilutive basis. When comparing the quarter and fiscal year results, it should be noted that the shares outstanding increased by 2,300,000 shares in November of 2002 as a result of our successful follow-on offering.

“We have accomplished much this year in developing new opportunities in existing markets while re-focusing our attention on the emerging Homeland Security/Defense sectors. Our revenue growth of 65% was consistent with our plan and slightly in excess of analysts’ expectations. This growth was achieved with record volume increases in order activity for both the Communications Group and Imaging Group. We are reporting substantial growth in EPS for the year even after the dilutive effect of our follow-on offering. We expect further internal growth in excess of 20% in our 04 fiscal year in line with analysts’ expectations. Our FY 04 planning must now take into account the timely expensing of nonrecurrent costs, currently estimated at $900,000, of our plant closure in New Jersey and the concurrent plant opening in Pennsylvania. These one time costs are expected to be expensed in the first and second quarter of FY 04, which will impact these quarters slightly but should be recoverable in the latter two quarters as productivity and volume increases at our new facility.” noted S. Kent Rockwell, CEO of Sensytech.

Financial Highlights

•	Revenue for the fourth quarter increased 32% over the prior year quarter to $15,507,000

•	Revenue for the fiscal year increased 65% over the prior year to $53,183,000

•	Net Income for the fourth quarter of $1,103,000, or $0.17 per dilutive share, up $0.03 per share, from the prior year quarter

•	Net Income for the year of $4,052,000, or $0.65 per dilutive share, up $0.13 per share, from the prior year

About SenSyTech Inc.

Sensytech, Inc. designs, develops and manufactures electronic support measures (ESM), electronic intelligence (ELINT), and threat warning systems, active electronic warfare (EW) systems, airborne imaging systems, communications reconnaissance systems and other special purpose communications equipment serving worldwide markets. Sensytech, through its predecessor companies, has been providing cutting edge technology applications and cost-effective systems solutions for three decades.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

SENSYTECH, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,

ASSETS	2003	2002
CURRENT ASSETS
Cash and cash equivalents	$13,445,000	$700,000
Accounts receivable net	$15,916,000	$8,880,000
Unbilled contract costs, net	8,486,000	8,820,000
Inventories	1,690,000	3,168,000
Deferred income taxes	793,000	411,000
Other current assets	328,000	272,000

TOTAL CURRENT ASSETS	40,658,000	22,251,000

PROPERTY AND EQUIPMENT	3,350,000	2,608,000

OTHER ASSETS
Deferred income taxes	224,000	260,000
Intangibles, net	133,000	400,000
Other assets	73,000	333,000

TOTAL ASSETS	$44,438,000	$25,852,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$—	$2,900,000
Accounts payable	3,780,000	2,916,000
Accrued salaries, benefits, and related expenses	2,628,000	2,093,000
Other accrued expenses	862,000	438,000
Billings in excess of costs	1,172,000	2,342,000
Income taxes payable	63,000	497,000

TOTAL CURRENT LIABILITIES	8,505,000	11,186,000
Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common Stock	66,000	42,000
Additional paid-in capital	25,172,000	7,972,000
Treasury stock at cost	(534,000)	(525,000)
Retained earnings	11,229,000	7,177,000

TOTAL STOCKHOLDERS’ EQUITY	35,933,000	14,666,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,438,000	$25,852,000

SENSYTECH, INC.
CONSOLIDATED INCOME STATEMENTS

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2003	2002	2003	2002
REVENUES
Contract revenues	$15,507,000	$11,781,000	$53,183,000	$32,290,000

COSTS AND EXPENSES
Cost of revenues	12,171,000	9,521,000	40,614,000	24,855,000
General and administrative expenses	1,609,000	1,224,000	5,876,000	3,782,000

Total cost and expenses	13,780,000	10,745,000	46,490,000	28,637,000

INCOME FROM OPERATIONS	1,727,000	1,036,000	6,693,000	3,653,000

OTHER INCOME (EXPENSES)
Interest income	43,000	3,000	122,000	36,000
Interest expense	(1,000)	(31,000)	(50,000)	(40,000)
Other income	20,000	(4,000)	32,000	73,000
Other expenses	—	(2,000)	(10,000)	(13,000)

INCOME BEFORE INCOME TAXES	1,789,000	1,002,000	6,787,000	3,709,000
INCOME TAX PROVISION	(686,000)	(410,000)	(2,735,000)	(1,520,000)

NET INCOME	$1,103,000	$592,000	$4,052,000	$2,189,000

PER SHARE AMOUNT
Basic earnings per share	$0.17	$0.14	$0.66	$0.54
Diluted earnings per share	$0.17	$0.14	$0.65	$0.52

WEIGHTED AVERAGE
SHARES OUTSTANDING
Basic average shares outstanding	6,487,000	4,097,000	6,104,000	4,054,000
Diluted average shares outstanding	6,682,000	4,202,000	6,262,000	4,180,000

FOR MORE INFORMATION, CONTACT:
Donald F. Fultz, Chief Financial Officer
don.fultz@sensytech.com
URL: www.sensytech.com